UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2005

SMITHFIELD FOODS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-15321	52-0845861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street Smithfield, Virginia	23430
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 365-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 19, 2005, the Board of Directors approved and adopted the Smithfield Foods, Inc. 2005 Non-Employee Directors Stock Incentive Plan (the “Directors Plan”) and directed that it be submitted to shareholders for approval. On August 26, 2005, the Company’s shareholders approved the Directors Plan. The Directors Plan is intended to provide a means for the Board of Directors of the Company to pay its non-employee directors in common stock of the Company (the “Common Stock”). The Directors Plan also allows such directors to defer receipt of compensation until a future date, if desired.

The Company’s Board of Directors will administer and interpret the Directors Plan. The Directors Plan authorizes the reservation of 300,000 shares of Common Stock for distribution to non-employee directors as deferred stock grants, fee deferrals and restricted stock. The number and kind of shares that may be distributed under the Directors Plan will be appropriately adjusted by the Board of Directors in the event of a stock dividend, stock split or combination of shares, recapitalization or other similar event affecting the Common Stock. Participants in the Directors Plan will pay no consideration for deferred stock or restricted stock grants; however, they will be able to defer retainer and meeting fees that they would otherwise be entitled to receive in cash and have such fees credited to stock unit accounts.

All present and future members of the Company’s Board of Directors who are not employees of the Company or any subsidiary of the Company are eligible to participate in the Directors Plan. Currently, the Company has seven non-employee directors who are eligible to participate in the Directors Plan.

An initial deferred stock grant of 1,000 stock units was made to each non-employee director as of the effective date of the Directors Plan (January 19, 2005), subject to shareholder approval of the Directors Plan. In addition, pursuant to the terms of the Directors Plan but subject to future modification by the Board of Directors, additional deferred stock grants of 1,000 stock units are automatically made to each non-employee director immediately after each annual meeting of shareholders beginning with the 2005 annual meeting of shareholders held on August 26, 2005. The Schedule of Compensation for Non-Employee Directors attached as Exhibit 10.2 to this Form 8-K reflects these changes to non-employee director compensation.

Upon shareholder approval of the Directors Plan on August 26, 2005, the Smithfield Foods, Inc. 2004 Non-Employee Director Deferral Plan (the “Deferral Plan”) was deemed merged into the Directors Plan and no shares of Common Stock will be distributable under the Deferral Plan. The Directors Plan assumed all obligations and elections under the Deferral Plan.

Distributions from the accounts will commence on the director’s separation from service from the Board of Directors for any reason (including resignation or death) or a specified number of years (between one and five) following the director’s separation from service. A director may also elect to have distributions commence upon a change in control (as defined in the Directors Plan). Distributions will be made in a single lump sum or in annual installments of up to 10 years, as previously elected by the director. While a non-employee director is a member of the Board of Directors, all of the director’s benefits under the Directors Plan will be maintained in stock units. Following separation from service, a director may elect to transfer all or any part of his or her stock units into one or more deemed investments approved from time to time by the Nominating and Governance Committee. Such transfers and any further reallocations among stock units and deemed investments may be made subject to restrictions determined appropriate by the Nominating and Governance Committee.

The foregoing description of the Directors Plan does not purport to be complete and is qualified in its entirety by reference to the Directors Plan which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibit 10.1	Smithfield Foods, Inc. 2005 Non-Employee Directors Stock Incentive Plan.

	Exhibit 10.2	Compensation for Non-Employee Directors as of August 26, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITHFIELD FOODS, INC.

Date: August 31, 2005	/s/ Daniel G. Stevens
Daniel G. Stevens
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit 10.1	Smithfield Foods, Inc. 2005 Non-Employee Directors Stock Incentive Plan.

Exhibit 10.2	Compensation for Non-Employee Directors as of August 26, 2005.